Exhibit (a)(1)(C)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

OF CAMBIUM LEARNING GROUP, INC.

TO:	Certain U.S. Employees of Cambium Learning Group, Inc. and its Subsidiaries
FROM:	Todd Buchardt, General Counsel
SUBJECT:	Offer To Exchange Stock Options
DATE:	June 24, 2013

IMPORTANT NEWS—PLEASE READ IMMEDIATELY AND TAKE ACTION

BEFORE 5:00 P.M., EASTERN TIME, ON JULY 24, 2013

I am pleased to announce that the Compensation Committee of the Board of Directors of Cambium Learning Group, Inc. (“we” or “Cambium”) has approved a stock option exchange program in which you are eligible to participate (the “Exchange Offer”). The Exchange Offer is an important opportunity for you to exchange all of your existing stock options for new stock options (the “New Options”).

Many of you hold stock options with exercise prices that are significantly higher than the current value of Cambium’s common stock. These options are commonly referred to as being “underwater.” The Exchange Offer permits certain U.S. employees to exchange all of their existing stock options for New Options to be granted following the expiration of the Exchange Offer. The terms and conditions of the Exchange Offer are described in the attached memorandum entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options” (the “Offering Memorandum”).

The number of New Options you will receive in exchange for your surrendered stock options is set forth on Schedule A to the attached personalized election form. The number of New Options you will be entitled to receive is based on the exchange ratio applicable to you, as described in the Offering Memorandum and set forth in the attached personalized election form. Whether or not to participate in the Exchange Offer is completely your decision. You may keep your existing stock options at their current exercise price or you may tender all of your eligible stock options for cancellation in exchange for New Options on the terms of the Exchange Offer. All stock options granted to you pursuant to the Cambium Learning Group, Inc. 2009 Equity Incentive Plan are eligible for this exchange program (“Eligible Options”). If you choose not to participate, you do not need to take any action and you will simply keep your Eligible Options with their current terms and conditions. The Exchange Offer began at 9:00 a.m., Eastern Time, on Monday, June 24, 2013 and ends at 5:00 p.m., Eastern Time, on Wednesday, July 24, 2013, unless extended.

Eligibility:

Only eligible optionholders holding eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the Offering Memorandum. You are likely an eligible optionholder holding Eligible Options by virtue of your receiving this communication.

Exchange Offer Packet:

This packet contains important information about the Exchange Offer, including:

•	Offering Memorandum describing the terms and conditions of the Exchange Offer;

•	Frequently Asked Questions (included in the Offering Memorandum);

•	Personalized Election Form, listing your Eligible Options, your Exchange Ratio and the number of New Options for which your Eligible Options can be exchanged; and

•	Personalized Withdrawal Form, in the event you decide to withdraw your election before the Exchange Offer expires.

We are making this offer on the terms and subject to the conditions described in the Offer to Exchange document, the election form and withdrawal form.

Exchange Offer Information:

Please read the attached Offering Memorandum. The Offering Memorandum outlines the details of the Exchange Offer. All of the necessary forms have been included in this packet.

Participation:

If you wish to participate in this Exchange Offer (or modify your previous election to participate in the Exchange Offer), you must properly complete the attached election form and send the completed form in its entirety, including Schedule A, to Todd Buchardt, according to the instructions contained therein. You must return your completed and signed election form only to Todd Buchardt. Submissions by any other means will NOT be accepted. If you wish to participate in the Exchange Offer, you must surrender all of your Eligible Options. You may not participate for only a portion of your Eligible Options.

Deadline:

Securities laws require that we keep the Exchange Offer open for 20 business days, during which you can decide whether you wish to participate. If you choose to participate in the Exchange Offer, your properly completed and signed election form must be received by Todd Buchardt by 5:00 p.m., Eastern Time, on Wednesday, July 24, 2013, unless this deadline is extended. If the deadline is extended, we will provide appropriate notice of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on the business day after the previous deadline. The expiration deadline will be strictly enforced. Please note that no election forms will be accepted unless they are properly completed, signed and the entire form is received by Todd Buchardt before the deadline. Any election form that is mailed or postmarked before the deadline but is not received by Todd Buchardt until after the deadline, will not be filed within the necessary time period.

New Options:

If you elect to participate in the exchange program, and you continue to be employed by Cambium on the date the exchange program expires, you will receive New Options for the number of shares of Cambium common stock determined by multiplying the number of shares of common stock subject to your Eligible Options immediately prior to their cancellation by the exchange ratio established by the Compensation Committee for you. Your New Options will be granted with a per share exercise price equal to the arithmetic mean of the closing price per share of Cambium common stock, as reported on The NASDAQ Capital Market, during the twenty trading days immediately prior to the date of grant of the New Options (the “New Option Grant Date”), which we expect will occur on July 24, 2013. The New Options will have the same expiration date as the Eligible Options you exchanged for your New Options. If the New Option Grant Date occurs on or after July 1, 2013 but prior to July 31, 2013, your New Options will be vested on the New Option Grant Date with respect to 1/8 of the shares of Cambium common stock subject to the New Options, and will vest with respect to an additional 1/48 of the shares of Cambium common stock subject to the New Options on the last day of the month during which the New Option Grant Date occurs and each of the next forty-one (41) months commencing thereafter, provided that you remain employed by Cambium or its subsidiaries on the applicable vesting date. The terms of the New Options are further described in the Offering Memorandum.

Withdrawal:

If you wish to withdraw your previously surrendered Eligible Options from the Exchange Offer, you must notify Todd Buchardt by completing the attached withdrawal form and sending the completed form in its entirety, including Schedule A, to Todd Buchardt, according to the instructions contained therein. The deadline for submitting a withdrawal form is the same as the deadline for submitting an election form, as discussed above.

You should carefully read the enclosed information to fully understand the risks and benefits of this Exchange Offer, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation in the Exchange Offer involves risks that are referred to in the “Risk Factors” section of the Offering Memorandum. No one from Cambium or its subsidiaries is, or will be, authorized to provide you with advice or recommendations in this regard.

If you have questions about the Exchange Offer or how to participate, please contact me at (214) 932-9590 or by e-mail at todd.buchardt@cambiumlearning.com.

We hope that this exchange program will give certain employees with underwater stock options the benefit of receiving new stock options that may have a greater potential to increase in value and provide them with a greater reward for their ongoing commitment to the success of Cambium.

Warm regards,

Todd Buchardt, General Counsel

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